Exhibit 99.3


                         AT&T REACHES AGREEMENTS TO FORM
               COMMERCIAL JOINT VENTURES WITH FIVE CABLE OPERATORS

                Jointventures will offer advanced communications
                        services for customers of Bresnan
                    Communications, Falcon Cable TV, Insight
                                 Communications,
                    InterMedia Partners and Peak Cablevision

For Release:  Friday, January 8, 1999

         NEW YORK -- AT&T today announced that it had reached agreements with five Tele-Communications, Inc. (TCI) affiliates to form separate joint ventures to offer customers advanced communications services. AT&T expects to finalize joint ventures with Bresnan Communications, Falcon Cable TV, Insight Communications, InterMedia Partners and Peak Cablevision in early 1999, begin piloting the new services later in the year and then begin commercial operations in the year 2000.

         The joint ventures will offer customers new communications services that feature multiple phone lines per household, along with options such as conference calling, call waiting, call forwarding and individual message centers for family members.

         In June 1998, AT&T announced plans to merge with TCI, the country's second largest cable operator, passing more than 17 million U.S. households via TCI's cable plant.

         The announced telephony joint ventures combined will reach an additional five million U.S. households.

         "These joint ventures bring us another step closer to our goal of giving U.S. consumers a choice in local phone service," said C. Michael Armstrong, chairman and CEO of AT&T. "It's a facilities-based approach that will allow us to deliver on our commitment to provide all-distance telephony service to our customers."

         AT&T, which expects to own between 51 percent and 65 percent of each of these joint ventures, will have long-term exclusive rights to offer communications services over the systems of each of the five operators in return for one-time payments to be made when the systems meet certain performance milestones. AT&T expects the total of these payments to be in the tens of millions of dollars. In addition the operators will receive ongoing monthly telephony subscriber payments.

         Each cable company will bear the cost of upgrading its cable system to support two-way communications. Upgrade efforts are currently underway at each of the five cable companies and most expect to complete the process by the end of the year 2000.

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         The telephony joint venture, in each case, will bear the cost of adding communications equipment when a customer signs up for service. AT&T estimates those costs will eventually range from $300 to $500 per home, depending on whether the customer already subscribes to the cable operator's digital video service.

         Each telephony joint venture will report to Leo Hindery, Jr., the current president of TCI who will head AT&T's new cable services operations once the AT&T-TCI merger is complete.

         The five cable companies operate in various regions of the country.

         Following completion of its cable system joint venture with TCI, Bresnan Communications will serve more than 600,000 customers in Michigan, Minnesota, Wisconsin and Nebraska and will pass approximately 900,000 homes. The company is headquarterd in White Plains, N.Y.

         "I'm excited that our broadband platform will now be associated with the AT&T brand," said William J. Bresnan, president and founder of the cable and telecommunications company. "Through this partnership, we'll be able to deliver an even broader range of telecommunications services."

         Falcon Cable TV operates systems in 26 states, including Washington, Oregon and California. It serves more than one million customers, passes approximately 1.6 million homes and is headquartered in Los Angeles.

         Marc B. Nathanson, chief executive officer and founder of Falcon, said, "This is a win-win deal for everyone. For us, it means an expansion into telecommunications services. For AT&T, it means access to the local residential phone market. And for consumers, it means the ease of one-stop shopping for all cable and telecommunications services in small and medium sized communities throughout the country."

         Insight Communications, which also has customers outside its partnership with TCI, collectively has more than 500,000 customers and passes more than 800,000 homes in seven states, including Illinois, Indiana, Ohio and California and is based in New York City.

         "These ventures represent a new era in the cable and telecommunications industries," said Michael S. Willner, chief executive officer of Insight.
"We're pleased to be a part of the convergence of these industries with the undisputed leader in telecommunications services."

         InterMedia Partners is based in Nashville and serves more than one million customers and passes nearly 1.6 million homes in four states - Tennessee, Kentucky, Georgia and South Carolina.

         "I believe this is an exceptional growth opportunity for InterMedia Partners and AT&T," said Robert J. Lewis, managing general partner and CEO for InterMedia Partners. "It allows us to fully utilize our already upgraded network to serve our customers with a single broadband platform for cable and telecommunications services, which they have been seeking."

         Peak Cablevision serves more than 100,000 customers and passes 180,000 homes primarily in Utah and Oklahoma. Its headquarters are in Englewood, Co.

         Donne Fisher, president of Peak, said, "We're pleased to be able to offer our customers access to AT&T's quality services and its reputation for reliability."

         The completion of the joint ventures are subject to a number of conditions including execution of definitive documentation.

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The foregoing are "forward looking  statements"  which are based on management's beliefs as well as on a number of assumptions concerning future events made by and information currently available to management. Readers are cautioned not to put undue reliance on such forward looking statements, which are not a guarantee of performance and are subject to a number of uncertainties and other factors, many of which are outside AT&T's control, that could cause actual results to differ materially from such statements. For a more detailed description of the factors that could cause such a difference, please see AT&T's filings with the Securities and Exchange Commission. AT&T disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.